Exhibit 10.27.5

Execution Copy

QUOTA SHARE RETROCESSION AGREEMENT

between

AXA RE

(including its Hong Kong, Madeira and United Kingdom branches)

and

PARIS RE

Dated December 21, 2006 and effective as of January 1, 2006

TABLE OF CONTENTS

QUOTA SHARE RETROCESSION AGREEMENT

	ARTICLE 1

	DEFINITIONS

	ARTICLE 2

	SUBJECT BUSINESS

2.01	Subject Business	8
2.02	Changes to Schedule 2.01A	9
2.03	Rationale	9

	ARTICLE 3

	CESSION OF THE SUBJECT BUSINESS, SCOPE OF LIABILITY AND TERM OF AGREEMENT

3.01	Cover	9
3.02	Extended Expiration	10
3.03	Original Terms and Conditions and Follow the Settlements	10
3.04	Net Basis	10
3.05	Commencement and Period	11

	ARTICLE 4

	INURING AXA RE RETROCESSION AGREEMENTS

4.01	Obligations of the Parties	11
4.02	Receipt of Recoverables	11
4.03	Default Amounts	11
4.04	Commutations	11

	ARTICLE 5

	CONSIDERATION AND PREMIUM

5.01	Initial Premium	12
5.02	Funds Withheld; Future Premiums	12

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	ARTICLE 6

	FW SUBACCOUNT BALANCES, EXPERIENCE ADJUSTMENTS, INTEREST, DEPOSITS AND CREDITS

6.01	Establishment of Funds Withheld Account	13
6.02	Netting of FW Subaccount Balances	13
6.03	Periodic Calculation of FW Subaccount Balances	13
6.04	Calculation of the Amount of the FW Subaccount Balances	14
6.05	No Segregation	16
6.06	Investment Income	16
6.07	Funds Received by Retrocedant	16

	ARTICLE 7

	PAYMENT OF FW SUBACCOUNT BALANCE AND CASH ADVANCES

	ARTICLE 8

	SETTLEMENTS

	ARTICLE 9

	TERMINATION

9.01	Termination Notice by Either Party	18
9.02	Termination Notice by the Retrocedant	18
9.03	Termination Date	18
9.04	Effect of Termination Notice/Termination	18

	ARTICLE 10

	INSOLVENCY

10.01	Insolvency of the Retrocedant	19

	ARTICLE 11

	CURRENCIES

11.01	Currency Conversions	19
11.02	Rate of Exchange Used in the Retrocedant’s Books	20
11.03	Modifications to Rate of Exchange used in the Retrocedant’s Books	20

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	ARTICLE 12

	OFFSET

12.01	Offset	20

	ARTICLE 13

	THIRD PARTY RIGHTS

13.01	No Third Parties	20

	ARTICLE 14

	ERRORS AND OMISSIONS

14.01	Errors and Omissions	21

	ARTICLE 15

	DUTY OF COOPERATION

15.01	Duty of Cooperation	21

	ARTICLE 16

	GOVERNING LAW AND JURISDICTION

16.01	Governing Law	22
16.02	Dispute Resolution	22
16.30	Jurisdiction	22

	ARTICLE 17

	GENERAL PROVISIONS

17.01	Notices	22
17.02	Invalidity	22
17.03	Binding Agreement; Assignment	22
17.04	Modification; Waiver	22
17.05	Headings	23
17.06	Schedules	23
17.07	Entire Agreement	23

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SCHEDULE 1.01A –	EXCHANGE RATES

SCHEDULE 1.01B –	INURING AXA RE RETROCESSION AGREEMENTS

SCHEDULE 2.01A –	SUBJECT BUSINESS

SCHEDULE 5.01 –	EXPLANATORY MEMORANDUM REGARDING CALCULATION OF INITIAL PREMIUM AND INITIAL PRINCIPAL AMOUNTS

SCHEDULE 6.04(f) –	FEES PAYABLE PURSUANT TO THE ISSUANCE AGREEMENT

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QUOTA SHARE RETROCESSION AGREEMENT

THIS QUOTA SHARE RETROCESSION AGREEMENT (this “Agreement”), dated December 21, 2006 and effective as of January 1, 2006, is made by and between AXA RE (the “Retrocedant”), a reinsurance company organized under the laws of France (including its Hong Kong, Madeira and United Kingdom branches), and PARIS RE (the “Retrocessionaire”), a reinsurance company organized under the laws of France.

WHEREAS, Retrocedant, and PARIS RE Holdings Limited, an exempted limited liability company incorporated under the laws of Bermuda (“Purchaser”), have entered into the Stock Purchase Agreement, dated as of June 5, 2006 (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Purchase Agreement”);

WHEREAS, Retrocedant, AXA Liabilities Managers, a French société par actions simplifiée (“ALM”), Purchaser and Retrocessionaire have entered into the Master Agreement, dated as of December 21, 2006, (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Master Agreement”); and

WHEREAS, the Master Agreement and the Purchase Agreement contemplate that the Parties execute and deliver this Agreement as a common account quota share as of the date hereof.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the respective meanings set forth below throughout the Agreement:

“Agreement” has the meaning set forth in the Preamble hereto.

“Allocated Loss Adjustment Expenses” means any and all amounts paid or payable by the Retrocedant as allocated loss adjustment expenses under or in relation to a Policy that is part of the Subject Business or the relevant portion thereof, including without limitation, legal expenses and court costs, cost of bonds, appeal bonds expense, and interest accrued after award or judgment and pre-judgment interest awarded, plus legal expenses and all other expense incurred in connection with Extra Contractual Obligations, Loss in Excess of Contract Limits and Declaratory Judgment Expenses.

Allocated Loss Adjustment Expenses shall not include office expenses and salaries of employees of the Retrocedant or ALM.

“ALM” has the meaning set forth in the Recitals hereto.

“Ancillary Agreement” has the meaning set forth in the Master Agreement.

“AXA” has the meaning set forth in the Recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Paris, France are required by applicable law to close.

“CAD” or “Canadian Dollars” means the lawful currency of Canada.

“Canadian Branch” has the meaning set forth in the Purchase Agreement.

“Canadian Quota Share Retrocession Agreement” has the meaning set forth in the Purchase Agreement.

“Cedant” means a ceding insurer under a Policy that is part of the Subject Business.

“Claims Management and Services Agreement” means the Claims Management and Services Agreement, dated the First Closing Date, as the same may have been, or may from time to time be, amended, supplemented or otherwise modified, by and between Retrocedant and Retrocessionaire.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Declaratory Judgment Expenses” means all expenses, fees, costs and interest which the Retrocedant has paid or which are payable by the Retrocedant in connection with or in relation to the analysis, prosecution, defense, or resolution of an action or proceeding whether for declaratory judgment or other action or proceeding brought to determine the obligations under a Policy that is part of the Subject Business. Declaratory Judgment Expenses are deemed to have been incurred by the Retrocedant on the date of the actual or alleged claim giving rise to the declaratory judgment or other action or proceeding and shall be payable under this Agreement irrespective of whether an actual loss has been paid or payable by the Retrocedant.

“Default Amount” means any amount due or claimed to be due to the Retrocedant under an Inuring AXA RE Retrocession Agreement that has not been paid for any reason whatsoever, including by reason of the alleged or actual invalidity of the applicable Inuring AXA RE Retrocession Agreement and including paid amounts subsequently recovered by an Inuring AXA RE Reinsurer through litigation or otherwise and amounts not paid which are in dispute, (1) in the event the non-payment is the result of a General Insolvency Event with respect to the Inuring AXA RE Reinsurer, within 120 days of the date on which a claim for payment of such amount has been made (or should have been made with reasonable diligence on the part of the Retrocedant or the Retrocessionaire acting on behalf of the Retrocedant, as the case may be) and (2) in all other circumstances, within 360 days of the date on which a claim for payment of such amount has been made (or should have been made with reasonable diligence on the part of the Retrocedant or the Retrocessionaire acting on behalf of the Retrocedant, as the case may be); provided that such 120-day or 360-day period shall be deemed to have commenced no earlier than the First Closing Date; and provided, further, that to the extent it is determined that any such claimed amount was not due under the relevant Inuring AXA RE Retrocession Agreement or a settlement is reached with the relevant Inuring AXA RE Reinsurer for a lower amount than initially claimed, any amount so claimed but not payable by the Inuring AXA RE Reinsurer shall no longer be deemed to be a Default Amount.

“Deposits” means any and all of the funds withheld, whether by way of cash, letter of credit, trust or otherwise, (i) by any Cedant in relation to any Policy(ies) that is (are) part of the Subject Business or (ii) by any Inuring AXA RE Reinsurer in relation to any Inuring AXA RE Retrocession Agreement.

“Dispute” has the meaning set forth in Section 16.02.

“EUR” or “Euro” means the lawful currency of certain member states of the European Union as defined in EC Regulation 1103/97.

“EUR Subaccount” means the funds withheld subaccount for Subject Business denominated in EUR.

“Excluded Investments” has the meaning set forth in Section 6.01.

“Extra Contractual Obligations” means any and all liabilities, compensatory, punitive, exemplary or consequential damages, losses, legal costs, expenses, interest, settlement amounts or other amounts assessed, incurred, awarded, paid or payable against or by the Retrocedant relating to any of the Policies that are part of the Subject Business but which are not covered by any Policy and which directly or indirectly arise out of or relate to: (1) any actual or alleged negligence, fraud, bad faith or other tortious act or omission of or by any Cedant or the Retrocedant, and (2) either the handling, adjustment, rejection, settlement or defense of, or offer or failure to settle within any policy limit, any claim, demand or action, or any failure to undertake the defense of any claim, demand or action, or participation in any proceeding, trial or hearing relating to any claim, demand or action against an insured, a Gedant or the Retrocedant, or the preparation or prosecution of any appeal relating to any such claim, demand or action. For the avoidance of doubt, any amount included in Extra Contractual Obligations shall not be duplicative of or include such amount to the extent already included in Loss in Excess of Contract Limits. An Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered by a Policy that is part of the Subject Business.

“First Closing Date” has the meaning set forth in the Purchase Agreement.

“First Quarter after Closing” has the meaning set forth in Section 6.03.

“FW Canadian Account Balance” has the meaning set forth in the Canadian Quota Share Retrocession Agreement.

“FW Cash Call” has the meaning set forth in Section 7.01.

“FW Subaccount” has the meaning set forth in Section 6.01.

“FW Subaccount Balance(s)” means the balance(s) described in Article 6.

“Funds Withheld Balance” means the total of the FW Subaccount Balances and Deposits.

“Future Premiums” means all original gross premiums relating to Policies that are part of the Subject Business earned on or after January 1, 2006, including all renewal, additional, adjustment, amendment, reinstatement and other such premiums, less all brokerage, fees, commissions or other deductions and less cancellations, returned premiums and premiums on the Inuring AXA RE Retrocession Agreements.

“GBP” or “British Pounds Sterling” means the lawful currency of the United Kingdom.

“General Insolvency Event” shall occur, with respect to any person or entity, if such person or entity makes any formal declaration of bankruptcy, declaration of cessation of payments or any formal statement to the effect that it is insolvent or likely to become insolvent; or a judgment, case, proceeding or other action shall be commenced under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, liquidation, rehabilitation, or relief of debtors, seeking to have an order for relief entered with respect to it or its debts.

“Initial Premium” means €2,309 million (based on the exchange rates set forth in Schedule 1.01A), as determined in accordance with the principles set forth in Section 5.01.

“Initial Principal Amount” means €2,292 million (based on the exchange rates set forth in Schedule 1.01A) and is equal to the Initial Premium, plus reinsurance and retrocession payables, plus bad debt, minus reinsurance and retrocession receivables.

“Insolvency Event” shall occur if the Retrocedant has commenced proceedings for mandat ad hoc or procédure de conciliation in accordance with articles L.611-3 to L 611-15 of the French Code de Commerce, or made any formal declaration of bankruptcy, declaration of cessation of payments (déclaration de cessation des paiements) or any formal statement to the effect that it is insolvent or likely to become insolvent; or a procedure de sauvegarde, a judgment for redressement judiciaire, cession totale ou partielle de l’entreprise or liquidation judiciaire is entered in relation to the Retrocedant under articles L.620-1 to L.644-6 of the French Code de Commerce (or any analogous procedure) or a case, proceeding or other action shall be commenced under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or its debts.

“Inuring AXA RE Retrocession Agreements” means those contracts of reinsurance and retrocession in effect to which Retrocedant is a party and that reinsure the obligations of Retrocedant, including without limitation the retrocession agreements listed on Schedule 1.01B, as in effect on the date hereof, and any other new or modified reinsurance and retrocession agreements, that shall have been approved in writing by the Retrocessionaire, between the Retrocedant (as cedant) and third party reinsurers (as reinsurers or retrocessionaires of the Retrocedant) but only to the extent inuring to the benefit of the Subject Business or the Policies that are part of the Subject Business. For the avoidance of doubt, the Inuring AXA RE Retrocession Agreements shall include any renewal, extension, modification or amendment to any of the retrocession agreements listed on Schedule 1.01B only to the extent previously approved in writing by the Retrocessionaire, except for any such renewal, extension, modification or amendment which is required by law or regulation.

“Inuring AXA RE Reinsurers” means all reinsurers or retrocessionaires that are parties to one or more Inuring AXA RE Retrocession Agreements.

“Investment Income” means (i) any gain or loss realized from the sale, exchange, lapse, transfer or other disposition of securities or other assets contained in any FW Subaccount Balance or Deposit (to the extent released therefrom to the Retrocedant (or one of its Affiliates)), (ii) any gain or loss recognized or realizable on securities or assets in any FW Subaccount Balance or any Deposits because of the occurrence of a General Insolvency Event in respect of (A) the issuer of such security or other asset or (B) the Cedant who is in possession of the Deposit, and (iii) any interest, dividends or other income or loss realized in respect of securities or other assets contained in any FW Subaccount Balance or in respect of any Deposit (to the extent released therefrom to the Retrocedant or one of its Affiliates), in each case (x) gross of taxes, (y) net of interest paid by the Retrocedant (or one of its Affiliates) in respect of Deposits and commissions or fees paid or incurred by the Retrocedant (or one of its Affiliates) in respect of any letter of credit facility or other security arrangement and (z) net of custodian fees and other investment expenses incurred by the Retrocedant (or one of its Affiliates) in connection with the management of such securities or other assets. Investment Income may be positive or negative.

“Issuance Agreement” means the Issuance Agreement, dated the First Closing Date, as the same may have been, or may from time to time be, amended, supplemented or otherwise modified, by and between Retrocedant and Retrocessionaire, and relating to Policies to be bound, issued, written, agreed or renewed after the First Closing Date.

“JPY” or “Japanese Yen” means the lawful currency of Japan.

“Loss in Excess of Contract Limits” means any and all amounts, legal costs, expenses, interest, settlement amounts or other amounts assessed, incurred, awarded, paid or payable against or by the Retrocedant relating to any of the Policies that are part of the Subject Business which are in excess of the limits of a policy or reinsurance agreement, but otherwise within the coverage terms of such policy or reinsurance agreement, for which there would have been contractual liability to pay had it not been for the limit of such policy agreement, which directly or indirectly arise out of or relate to: (1) any actual or alleged negligence, fraud, bad faith or other tortious act or omission of or by any Cedant or the Retrocedant; (2) either the handling, adjustment, rejection, settlement or defense of, or offer or failure to settle within any policy limit, any claim, demand or action, or any failure to undertake the defense of any claim, demand or action, or participation in any proceeding, trial or hearing relating to any claim, demand or action against an insured, a Cedant or the Retrocedant, or the preparation or prosecution of any appeal relating to any such claim, demand or action, and (3) all ex gratia payments and compromise settlements made by the Retrocedant in respect of the Policies included in the Subject Business. Without limiting the foregoing and notwithstanding any other provisions to the contrary in this Agreement, the decision by a Cedant (or Retrocedant) to settle a claim for an amount in excess of the limit when the Cedant (or Retrocedant) has a reasonable basis to believe that it is liable for the claim, will be deemed a Loss in Excess of Contract Limits. For the avoidance of doubt, any amount included in Loss in Excess of Contract Limits shall not be duplicative of or include such amount to the extent already included in Extra Contractual Obligations.

“Master Agreement” has the meaning set forth in the Recitals hereto.

“Net Liability” means any and all amounts paid or payable by the Retrocedant under or in relation to any and all Policies that are part of the Subject Business, in respect of any loss, damage, occurrence, claim, settlement, interest, bond, fine, penalty, or other such amount and including Allocated Loss Adjustment Expenses, Extra Contractual Obligations, Loss in Excess of Contract Limits and Declaratory Judgment Expenses. “Net Liability” shall, in addition, include: (1) any and all liability for insurance premium taxes, excise taxes and any other taxes paid or payable on account of Future Premiums, to the extent not already settled, deducted from or allowed against such premiums; (2) any and all liability of the Retrocedant for brokerage, fees, commissions or other deductions paid or payable on or after January 1, 2006 with respect to the Subject Business, to the extent not already settled, deducted from or allowed; (3) except to the extent otherwise provided herein, any and all liability for returns or refunds of premiums, experience adjustments related to retrospective premiums and contingent commissions, less any brokerage, fees, commissions or other deductions with respect to Subject Business minus any adjustment premium earned prior to January 1, 2006 but which is received by the Retrocedant on or after January 1, 2006; (4) any commutations entered into by the Retrocedant in respect of the Subject Business; (5) any participation and/or assessments incurred by the Retrocedant in respect of mandatory pool, association, syndicate, scheme, fund or residual market mechanism and the like howsoever named arising from or in connection with the Subject Business and (6) any and all liability of the Retrocedant under weather derivative contracts. “Net liability” is net in accordance with the terms of Section 3.04.

“Parties” has the meaning set forth in the Preamble hereto.

“Policy” means a cover note, treaty, slip, facultative certificate, binder, policy or contract of insurance or reinsurance, written, issued, bound, renewed or agreed by or on behalf of the Retrocedant pursuant to which the Retrocedant assumes, insures or reinsures the risks of others, and creates, pursuant thereto, a legally binding obligation on the part of the Retrocedant, and all legally binding addenda, endorsements, alterations, amendments and ancillary agreements in connection therewith of whatsoever nature.

“Principal Amount” means, with respect to any FW Subaccount, that portion of the Initial Principal Amount allocated to each FW Subaccount, as adjusted to give effect to the changes that would have occurred to such FW Subaccount, assuming this Agreement had been in effect from January 1, 2006 through the First Closing Date, including, without limitation, changes that would have resulted pursuant to Section 6.04 and the fourth sentence of Section 5.02.

“Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Purchaser” has the meaning set forth in the Recitals hereto.

“Records” means all documents relating to the Subject Business, including underwriting files, claims files and accounting, actuarial, reserving or reporting information or other records, including in electronic form.

“Reserve Agreement” means the Reserve Agreement, dated the First Closing Date, as the same may have been, or may from time to time be, amended, supplemented or otherwise modified, by and between AXA and the Retrocessionaire.

“Retrocedant” has the meaning set forth in the Preamble hereto.

“Retrocessionaire” has the meaning set forth in the Preamble hereto.

“Run Off Services and Management Agreement” means the Run-Off Services and Management Agreement, dated the date of the Purchase Agreement, as the same may have been, or may from time to time be, amended, supplemented or otherwise modified, by and between the Retrocedant and ALM.

“SGD” or “Singapore Dollar” means the lawful currency of the Republic of Singapore.

“Subject Business” means the business as defined in Article 2.

“Termination Amount” shall be the amount described in Section 9.04.

“Termination Date” has the meaning set forth in Section 9.03.

“Termination Notice” means a written notice of termination given by one Party to the other Party pursuant to Article 9.

“Termination Premium” means any termination premium payable pursuant to paragraph D of Article XVI of the Novation Agreement, dated as of December 31, 2003, between the Retrocedant and National Indemnity Company.

“Unallocated Loss Adjustment Expenses” shall mean the overhead and other non-specific costs associated with the handling and settlement of claims with respect to the Subject Business.

“USD” or “United States Dollar” means the lawful currency of the United States of America.

ARTICLE 2

SUBJECT BUSINESS

2.01 Subject Business. “Subject Business” means:

(a) all Policies and weather derivative contracts referred to in Schedule 2.01A (all to the extent not issued or booted by Retrocedant’s Canadian Branch); and

(b) all Policies and weather derivative contracts bound, issued, written, agreed on, booked or renewed by the Retrocedant or its affiliates (other than (i) the Retained Entities and (ii) to the extent issued or booked by Retrocedant’s Canadian Branch) pursuant to the Issuance Agreement.

The Retrocedant represents that the disc referenced in Schedule 2.01A and delivered by Retrocedant to Retrocessionaire on the date hereof includes only the Policies that, to the knowledge of Retrocedant, were issued up to and including December 7,

2006. As soon as reasonably practicable after termination of the Issuance Agreement pursuant to Article 6 thereof, Retrocessionaire shall, after consultation with Retrocedant, deliver to Retrocedant an updated disc containing all Policies that constitute the Subject Business. For the avoidance of doubt, the agreed procedures hereunder shall apply to such, and any other, update of such disc.

2.02 Changes to Schedule 2.01A. Schedule 2.01A is intended to be definitive, subject only to the agreed procedures hereunder for altering Schedule 2.01A. If any Policy not included in Schedule 2.01A is determined after the date of execution of this Agreement by agreement of the Parties to be part of the Subject Business, the Schedule shall be amended accordingly to include that Policy and the Parties shall make adjustments to the Funds Withheld Balance, as necessary, to reflect the inclusion of such Policy on the Schedule as if it had been included on the First Closing Date. If any Policy included in Schedule 2.01A is determined after the date of execution and delivery of this Agreement by agreement of the Parties not to be part of the Subject Business, the Schedule shall be amended accordingly to exclude that Policy and the Parties shall make adjustments to the Funds Withheld Balance, as necessary, to reflect the exclusion of such Policy from the Schedule as if it had been excluded on the First Closing Date. In determining whether a Policy has been properly included in or erroneously omitted from Schedule 2.01A, regard shall be given to (1) the rationale set forth in Section 2.03 and (2) the accounting and claims systems maintained by the Retrocedant prior to the First Closing Date, provided, that the accounting and claims systems treatment of a particular Policy shall not be given any weight in making such determination if it can be shown that such treatment was in error at the time of entry of such data onto such systems.

2.03 Rationale. The Subject Business as defined in Section 2.01 comprises that part of the assumed reinsurance business of the Retrocedant, which consists of (a) all Policies and weather derivatives contracts which were written prior to 23:59 Paris time on the First Closing Date howsoever underwritten by the Retrocedant, under the brand name “AXA”, “AXA RE” or otherwise, but excluding any Policies issued or booked through the Retrocedant’s reinsurance branch offices in Canada and (b) Policies issued by the Retrocedant (excluding any Policies issued or booked through the Retrocedant’s reinsurance branch offices in Canada) after 23:59 Paris time on the First Closing Date pursuant to the Issuance Agreement.

ARTICLE 3

CESSION OF THE SUBJECT BUSINESS, SCOPE OF LIABILITY AND

TERM OF AGREEMENT

3.01 Cover. The Retrocedant shall cede to the Retrocessionaire, and the Retrocessionaire shall accept and reinsure, on a 100% quota share basis the Subject Business in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, the cession, assumption and reinsurance of the Subject Business means the transfer of all benefits and risks of the Subject Business to the Retrocessionaire and such transfer and assumption shall only have effect among the Parties and, save as expressly provided for in this Agreement, shall not affect or alter the position of the Retrocedant as the sole contractual partner, creditor and debtor vis-à-vis the other parties to the Subject Business, and no such other party to the Subject Business shall have any direct claim whatsoever against the Retrocessionaire.

3.02 Extended Expiration. If this Agreement should be terminated while a loss occurrence covered by a Policy that is part of the Subject Business is in progress, subject to the other terms and conditions of this Agreement, the Retrocessionaire is responsible as if the entire loss or damage had occurred prior to the termination of this Agreement.

3.03 Original Terms and Conditions and Follow the Settlements. Subject to the terms and conditions of this Agreement, the Retrocessionaire’s liability to the Retrocedant under this Agreement shall be subject to the same terms, limits, conditions, cancellations, exclusions and endorsements contained in or relating to the Policies included in the Subject Business, and to all interpretations, modifications, waivers and alterations thereto. All loss settlements or payments of whatsoever nature made by the Retrocedant in connection with the Policies covered by this Agreement shall be binding upon the Retrocessionaire and shall be deemed to be within the terms and conditions of this Agreement whether or not the Retrocedant was liable in law under the terms and conditions of the Policy, or on the facts relating to the claim made under the Policy. For the avoidance of doubt, the Retrocessionaire shall be bound by:

(a) any commutations entered into by the Retrocedant in respect of the Subject Business; and

(b) any participation and/or assessments incurred by the Retrocedant in respect of mandatory pool, association, syndicate, scheme, fund or residual market mechanism and the like howsoever named arising from or in connection with the Subject Business.

3.04 Net Basis. The liability of the Retrocessionaire towards the Retrocedant shall arise at the same time as and to the same extent as the Net Liability of the Retrocedant, such Net Liability being after all appropriate deductions for (1) claims upon the Inuring AXA RE Retrocession Agreements, subject to Article 4 below, and (2) salvage, subrogation and other recoveries received other than recoveries pursuant to the Inuring AXA RE Retrocession Agreements. Subject to Article 4 below, any and all amounts received as salvage or subrogation or other recovery, which are recovered subsequently to any payment or settlement under this Agreement by the Retrocessionaire shall be for the account of the Retrocessionaire and credited to the relevant FW Subaccount Balance(s) or, following a FW Cash Call of all FW Subaccount Balances, paid in cash, to the extent of the Retrocessionaire’s quota share participation in the Net Liability receiving the benefit of the salvage, subrogation or recovery, even if recovered after termination or expiry of this Agreement.

3.05 Commencement and Period. This Agreement is a continuous contract and shall commence at 00.01 A.M. Paris time as of January 1, 2006 and remain in full force and effect until such time as any of the Policies included in the Subject Business remain in force and as any and all Net Liability has been fully and finally discharged, or unless or until this Agreement is terminated as provided herein.

ARTICLE 4

INURING AXA RE RETROCESSION AGREEMENTS

4.01 Obligations of the Parties. The Retrocedant agrees and undertakes to maintain in force the Inuring AXA RE Retrocession Agreements and to pay all relevant premiums and otherwise to take all necessary and reasonable steps to maintain in force all Inuring AXA RE Retrocession Agreements. Except for the payment of any Termination Premium, any premiums or other amounts due to the Inuring AXA RE Reinsurers for periods on or after January 1, 2006 in respect of Inuring AXA RE Retrocession Agreements shall be calculated in, and debited to, the relevant FW Subaccount Balance(s) in accordance with the provisions of Section 6.04 hereof.

4.02 Receipt of Recoverables. Except as otherwise provided for in this Agreement, the amounts recovered on or after January 1, 2006 by the Retrocedant under the Inuring AXA RE Retrocession Agreements shall continue to be received directly by the Retrocedant.

4.03 Default Amounts. The Retrocessionaire shall bear the risk of any Default Amount under any and all Inuring AXA RE Retrocession Agreements, provided that upon the receipt by Retrocessionaire of a payment pursuant to the Reserve Agreement reflecting all or part of any Default Amount, the Retrocessionaire shall immediately relinquish, and the Retrocedant shall immediately succeed to, any and all rights with regard to any such Default Amount, whether by novation or assignment, subrogation or otherwise. Any future steps to enforce or otherwise act with regard to such rights shall be at the cost of the Retrocedant, provided, that the Retrocessionaire shall at its own cost take all necessary and reasonable steps to give full effect to the subrogation, assignment, novation or other arrangement.

4.04 Commutations. Any portion of the proceeds of a commutation of any Inuring AXA RE Retrocession Agreements as relates to the Retrocessionaire’s participation in the Net Liability shall be added to the applicable FW Subaccount Balance, except to the extent the Retrocessionnaire shall have received a payment or participated in a credit or benefit under the Reserve Agreement in respect of such participation in the Net Liability; provided however that the proceeds in respect of a commutation of a multi-year Inuring AXA RE Retrocession Agreement which was in effect or otherwise covers any period prior to January 1, 2006 shall be allocated between the Retrocedant and the Retrocessionaire, in a mutually acceptable manner, such allocation to be based on the pro rata amount of aggregate loss reserves (and to the extent appropriate, paid Losses (as defined in the Reserve Agreement)) in respect of Policies in the Guaranteed Portfolio and such other Policies, respectively, that are the subject of such commutation. The Retrocessionaire agrees that, following such a commutation, the Net Liability reinsured under this Agreement shall cease to be subject to reduction from retrocessional protection previously afforded by such commuted Inuring AXA RE Retrocession Agreement

ARTICLE 5

CONSIDERATION AND PREMIUM

5.01 Initial Premium. The Retrocedant undertakes to pay (on a funds withheld basis) the amounts in each separate currency, as set out below (collectively, the “Initial Premium”):

Currency	Amount
United States Dollars (“USD”)	USD 1,889m
Euros (“EUR”)	EUR 595m
Canadian Dollars (“CAD”)	CAD 11m
British Pounds (“GBP”)	GBP 66m
Japanese Yen (“JPY”)	JPY 628m
Singapore Dollars (“SGD”)	SGD 1m

The Parties hereby acknowledge that the Initial Premium numbers set forth above was calculated in accordance with the principles set forth in Schedule 5.01 hereto.

5.02 Funds Withheld; Future Premiums. It is agreed that the funds withheld basis does not require actual payment of the Initial Premium. Any such payment will be made, subject to Article 7, on September 30, 2037, provided that any amount so paid shall in no event exceed the amount of any FW Subaccount Balance which may be released pursuant to Section 7.01 and provided further that no such amount shall be paid or payable prior to the time any such FW Subaccount Balance is paid pursuant to Section 7.01. Further, it is agreed that the Initial Premium does not include any Future Premiums. Each such Future Premium received by the Retrocedant shall be credited to the applicable FW Subaccount Balance(s) upon the receipt of such premium, along with all interest, dividends or other income or loss on such Future Premium from the date of receipt by Retrocedant through the date of crediting to the applicable FW Subaccount Balance(s) hereunder, and for so long as the FW Subaccount Balances are maintained pursuant to this Agreement. Following a FW Cash Call of all FW Subaccount Balances, the Retrocessionaire shall be entitled to cash payment in the amount of Future Premiums actually received by the Retrocedant after such FW Cash Call. The Retrocessionaire shall bear the risk of uncollected Future Premiums.

ARTICLE 6

FW SUBACCOUNT BALANCES, EXPERIENCE ADJUSTMENTS,

INTEREST, DEPOSITS AND CREDITS

6.01 Establishment of Funds Withheld Account. As of the First Closing Date, the Retrocedant shall establish on its books and records for its own account a “funds withheld account” as a separate, segregated, account in the amount equal to the sum of the Principal Amount for each of the FW Subaccounts and shall make adjustments from time to time to reflect the current Funds Withheld Balance as provided herein. The Retrocedant shall, within the “funds withheld account” establish separate subaccounts (each a “FW Subaccount”) for Subject Business denominated in USD, EUR, CAD, GBP, JPY and SGD, and shall credit, as of the First Closing Date, to each such subaccount the Principal Amount that corresponds to each such currency subaccount. Each such separate subaccount balance represents the initial FW Subaccount Balance for each of the currencies of the Subject Business of this Agreement as of the First Closing Date. The Retrocedant shall undertake that (x) as of the First Closing Date, the assets in the FW Subaccounts shall not include any collateralized debt obligations (CDOs) or private equity investments (“Excluded Investments”), and (y) it shall contribute or cause to be contributed the cash in the amount of (i) such Excluded Investments plus interest thereon at a rate of 3% from January 1, 2006 until such time as the relevant assets are substituted with assets other than Excluded Investments, minus (ii) any coupon or dividends received in respect of such Excluded Investments between January 1, 2006 and the date of such substitution, in each case to the relevant FW Subaccount. For purposes of the preceding sentence, the value of such Excluded Investments as of January 1, 2006 shall be calculated as follows: (x) in the case of securities which are listed on a securities exchange or for which a quotation from a securities quotation system is available, such listed or quoted value at January 1, 2006, and (y) in the case of other securities, a valuation mutually agreed between the parties consistent with the basis reflected for investment valuations in the Pro Forma Statements (as defined in the Purchase Agreement).

6.02 Netting of FW Subaccount Balances. The Retrocedant shall deduct from each separate FW Subaccount Balance all amounts due from the Retrocessionaire in each respective subaccount currency. For the purposes of making deductions in relation to any amount due in a currency Other than the six currencies specifically identified in Section 5.01, the amount shall be converted into EUR. The Retrocessionaire shall not be required to settle any such amounts on a cash basis, as long as the applicable separate FW Subaccount Balance is positive.

6.03 Periodic Calculation of FW Subaccount Balances. (a) Commencing with the first quarter ending following the First Closing (the “First Quarter after Closing”) and continuing until there has been a complete settlement of the FW Subaccount Balances following a FW Cash Call or termination of this Agreement, the Retrocedant shall recalculate, or cause to be recalculated, the FW Subaccount Balances as of the end of each quarter in accordance with Section 6.04, reflecting all amounts actually paid or received in relation to the Subject Business (including as paid by the Retrocedant on behalf of the Retrocessionaire by way of deduction from each separate FW Subaccount Balance). The periodic calculation contemplated hereby shall also be adjusted to reflect reallocations among the FW Subaccount Balances during each quarter that result from investment decisions made by the Retrocessionaire in accordance with the terms of the investment guidelines contained in the Claims Management and Services Agreement.

(b) The Retrocedant will provide the Retrocessionaire quarterly reports reflecting the details of such calculations in form and content to be mutually agreed by the parties. In addition, such reports will include information as to premium accounts, commission allowances, losses paid, loss adjustment expenses, salvage recovered, loss reserves, allocated loss adjustment expense reserves, and such other matters to be agreed by the parties in sufficient reasonable detail, so as to enable the parties to monitor results of the Guaranteed Portfolio (as defined in the Reserve Agreement) separately from the other business subject to this Agreement on an accident year basis and by currency, and to make all allocations between the Guaranteed Portfolio and such other business. The Retrocessionaire shall have reasonable audit rights with respect to such reports and information.

6.04 Calculation of the Amount of the FW Subaccount Balances. The quarterly recalculation of the FW Subaccount Balances shall be carried out in accordance with the formula set forth below with respect to all amounts actually paid or received either in the six specifically identified currencies or in other currencies, as converted to EUR:

(a) starting initially with each separate initial FW Subaccount Balance and subsequently with each separate FW Subaccount Balance at the end of the previous quarter; plus

(b) Future Premiums, Deposits (less any brokerage, fees, commissions or other deductions) and any amounts pursuant to weather derivative contracts actually paid to the Retrocedant in the respective quarter; plus

(e) salvage, subrogation or other recoveries (including any reduction in a Default Amount for which Retrocessionaire has provided reimbursement pursuant to Section 2.5(b) of the Reserve Agreement) which relate to and are recovered in anticipation of or subsequent to, any payment or settlement under this Agreement; plus

(d) amounts received under Inuring AXA RE Retrocession Agreements (including pursuant to the commutation thereof); plus

(e) profit commissions actually received by the Retrocedant in the respective quarter to the extent relating to the Subject Business; plus

(f) any fees paid by the Retrocessionaire to the Retrocedant in respect of Section 4.1 of the Issuance Agreement in accordance with Schedule 6.04(f) hereof or to ALM pursuant to Section 8.3(b) of the Run Off Services and Management Agreement in respect of the Subject Business; plus

(g) any other amounts received by the Retrocedant, if any, in connection with the Policies that are part of the Subject Business and/or with the Inuring AXA RE Retrocession Agreements; less

(g-1) any fees paid by the Retrocedant to the Retrocessionaire in respect of Section 4.2 of the Issuance Agreement to the extent relating to the Subject Business; less

(h) the total Net Liability actually paid by the Retrocedant in the respective quarter before netting pursuant to Section 3.04 (but not including amounts paid by the Retrocedant by reduction of a Deposit); less

(i) premium refunds (with relevant credit for brokerage, fees, commissions or other deductions) actually made by the Retrocedant in the respective quarter, but only to the extent not already covered by clause (g) above; less

(j) profit commissions actually paid by the Retrocedant in the respective quarter to the extent relating to the Subject Business; less

(k) other than with respect to the Termination Premium, amounts actually paid to purchase, maintain or renew the Inuring AXA RE Retrocession Agreements, including reinstatement premiums; less

(l) any fees paid by the Retrocedant to the Retrocessionaire in respect of the Claims Management and Services Agreement to the extent relating to the Subject Business; less

(m) amounts paid by the Retrocedant in respect of Deposits or other amounts in respect of Policies written, issued, bound, agreed or renewed on behalf of Retrocessionaire pursuant to the Issuance Agreement; less

(n) any other amounts paid by the Retrocedant to ALM pursuant to the Run-Off Services and Management Agreement in respect of the Subject Business, if any, in connection with (i) Policies that are part of the Subject Business and/or (ii) Inuring AXA RE Retrocession Agreements (for the avoidance of doubt, excluding Unallocated Loss Adjustment Expenses in respect of Net Liabilities incurred on or prior to December 31, 2005 but including Unallocated Loss Adjustment Expenses to the extent related to services provided by ALM in respect of Net Liabilities incurred after December 31, 2005); less

(o) any fees paid by the Retrocedant to AXA IARD in respect of the Rating Guarantee (as defined in the Purchase Agreement to the extent not in excess of the amounts set forth in Schedule 6.04(f) for the relevant quarter); less

(p) any other amounts paid by the Retrocedant for costs incurred at the direction of Retrocessionaire and costs incurred in respect of asset management, if any, in connection with (i) Policies that are part of the Subject Business and/or (ii) Inuring AXA RE Retrocession Agreements (in each case not inconsistent with other Transaction Agreements but excluding Unallocated Loss Adjustment Expenses in respect of Net Liabilities incurred prior to December 31, 2005;

provided that, for the avoidance of doubt, all additions and subtractions under this Section 6.04 shall be made without duplication; provided, further, that the recalculation of the FW Subaccount Balances for the First Quarter after Closing shall reflect all activity covered by this Section 6.04 from the First Closing Date through the end of such quarter.

6.05 No Segregation. It is agreed that the balance represented by each separate FW Subaccount Balance shall be a notional balance and that there shall be no segregation of any of the assets of the Retrocedant or any requirement to set aside funds with respect to such balances.

6.06 Investment Income. The Retrocedant shall, within five Business Days of the receipt of the report delivered pursuant to the Claims Management and Services Agreement detailing changes made to each separate FW Subaccount Balance and advising of the resulting new balance, release any positive Investment Income relating to, or received in, the applicable quarter in cash in the applicable currency to the Retrocessionaire. If a quarterly report provided pursuant to the Claims Management and Services Agreement shows negative Investment Income relating to, or received in, the applicable quarter, then the Retrocessionaire shall pay the Retrocedant an amount in cash equal to such negative Investment Income through the relevant FW Subaccount. Such payment shall be made by the Retrocessionaire in the applicable currency at the time of the delivery of the quarterly report. For the avoidance of doubt, but without duplication of any of the other provisions contained herein, the investment results of the Funds Withheld Balance from January 1, 2006 through the First Quarter after Closing shall be included in calculating the Investment Income for the First Quarter after Closing.

6.07 Funds Received by Retrocedant. The Retrocedant shall notify, or cause to be notified, the Retrocessionaire of all amounts received by the Retrocedant in relation to the Subject Business as soon as practicable following receipt. All such amounts shall be deemed to have been added to the FW Subaccount Balance on the date of receipt.

ARTICLE 7

PAYMENT OF FW SUBACCOUNT BALANCE AND CASH ADVANCES

The Retrocessionaire shall have the right, upon ten Business Days prior written notice to the Retrocedant, to call for payment in cash of each separate FW Subaccount Balance at any time after the total remaining amount represented by the sum of all such separate FW Subaccount Balances and the FW Canadian Account Balance (as converted in relation to all balances denominated in currencies other than

EUR) falls below EUR 5 million, or, alternatively, at any time after September 30, 2037, whichever first occurs. The delivery of such notice shall constitute an agreement by the Parties as contemplated in clause (ii) of the first sentence of Section 7.01 of the Canadian Quota Share Retrocession Agreement. If the Retrocessionaire shall have made a call for payment in accordance with this Section (a “FW Cash Call”), the Retrocedant shall, after providing the next quarterly statement following such FW Cash Call, be thereafter relieved from the obligation to maintain the FW Subaccount Balances and, except as otherwise provided herein, all amounts required under this Agreement to be debited or credited to a FW Subaccount Balance shall be settled in cash.

ARTICLE 8

SETTLEMENTS

8.01 (a) If a quarterly report provided pursuant to the Claims Management and Services Agreement shows a negative balance in any FW Subaccount Balance or the FW Canadian Account Balance other than the EUR Subaccount, then the negative balance shall be netted against the available positive balance of the EUR Subaccount (and the opening balances of the respective FW Subaccount Balances and the FW Canadian Account Balance for the ensuing calendar quarter shall reflect such netting). If said quarterly report shows a negative balance in the FW Subaccount Balance for the EUR Subaccount, after giving effect to any payments made pursuant to Section 6.06, then the Retrocessionaire shall pay the Retrocedant the amount of the negative balance at the time of delivery of the report. Following a FW Cash Call of all FW Subaccount Balances or the exhaustion of all FW Subaccount Balances, the Retrocessionaire and the Retrocedant shall settle all balances due between them by payment not later than five Business Days after receipt of such report if a net amount is due from the Retrocedant to the Retrocessionaire.

(b) In addition to any payments pursuant to Section 8.01(a), 90 days after the end of each calendar year the Retrocedant shall pay the Retrocessionaire an additional amount (which shall be made by way of deduction from the FW Subaccount Balances) to the extent (i) the Retrocedant determines based on a review of the reserves and related losses paid in respect of Future Premiums earned that Retrocessionnaire has earned an underwriting profit after January 1, 2006 in respect of the business represented by such Future Premiums which is not offset by the aggregate underwriting losses so calculated incurred since January 1, 2006 and (ii) such payment does not result in a negative aggregate balance in the FW Canadian Account (as defined in the Canadian Quota Share Retrocession Agreement) and the FW Subaccounts.

(c) In addition to any payments due pursuant to Sections 8.01(a) and 8.01(b), the Retrocedant shall pay itself an additional amount (which shall be deducted from the FW Subaccount Balances), to the extent (i) Retrocessionaire is required to make a payment pursuant to Sections 2.1 through 2.3 and Section 2.4(b)(ii) and Section 2.5(b) of the Reserve Agreement (except to the extent payment in respect thereof has been made pursuant to Section 8.0l(c) of the Canadian Quota Share Retrocession Agreement), and (ii) such payment does not result in a negative aggregate balance in the FW Subaccounts.

ARTICLE 9

TERMINATION

9.01 Termination Notice by Either Party. Either Party shall have the right to give a written Termination Notice to the other Party:

(a) if the performance of the whole or any part of this Agreement is prohibited or rendered impossible de jure or de facto for a period of thirty (30) days or more (including, but not limited to, in consequence of any law or regulation which is or shall be in force in any country or territory or if any law or regulation shall prevent directly or indirectly the remittance of all or any part of the balance of payments due to or from either party), provided that where only part of the performance is so affected, it must substantially impair the ability of the Parties to perform their obligations under this Agreement; and provided further however, that the Parties shall use reasonable efforts to amend the Agreement so performance is no longer so affected; or

(b) subject to Article 15 if the other Party has failed to comply with any of the terms and conditions of this Agreement which is a material breach, provided that the affected Party has first notified the other Party of the failure to comply, and such Party has not rectified the failure within ninety (90) days from such notification.

9.02 Termination Notice by the Retrocedant. In addition to the rights provided in Section 9.01, the Retrocedant shall have the right to deliver a Termination Notice in the event that the Retrocessionaire becomes insolvent or is placed into liquidation or receivership (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control its operations.

9.03 Termination Date. The effective date of termination (“Termination Date”) shall be at the discretion of the Party providing written notice of termination (“Termination Notice”) and shall be stated therein, provided that it shall not be earlier than 30 days following the date such notice is served upon the other Party.

9.04 Effect of Termination Notice/Termination. Upon the delivery of a Termination Notice pursuant to Section 9.01 or 9.02 and in accordance with the provisions of Section 9.03, unless the Parties agree otherwise, (i) the Issuance Agreement shall terminate, and any provisions herein with respect to any Policies written thereunder after the Termination Date shall be of no further force and effect and (ii) this Agreement shall remain in effect with respect to the Subject Business.

ARTICLE 10

INSOLVENCY

10.01 Insolvency of the Retrocedant. Where an Insolvency Event occurs in relation to the Retrocedant the following terms shall apply (and in the event of any inconsistency between these terms and any other terms of this Agreement, these terms shall prevail, in each case, subject to applicable law):

(a) Notwithstanding any requirement in this Agreement that the Retrocedant shall actually make payment in discharge of its liability to its Cedants before becoming entitled to payment from the Retrocessionaire:

(1)	the Retrocessionaire shall be liable to pay (in accordance with Section 12.01 of this Agreement when applicable) the Retrocedant even though the Retrocedant is unable to actually pay, or discharge its liability to its Cedants; but

(2)	nothing in this Article shall operate to accelerate the date for payment by one Party of any sum which may be payable to the other Party, which sum shall only become payable as and when the relevant Party would have discharged, by actual payment, its liability for its loss but for its being the subject of any Insolvency Event.

(b) The existence, quantum, valuation and date for payment of any sum which the Retrocessionaire is liable to pay the Retrocedant under this Agreement shall be those and only those for which the Retrocessionaire would be liable to the Retrocedant if the liability of the Retrocedant to its Cedants had been determined without reference to any term in any composition or scheme of arrangement or any similar such arrangement entered into between the Retrocedant and all or any part of its Cedants, unless and until the Retrocessionaire serves written notice to the contrary on the Retrocedant in relation to any composition or scheme of arrangement.

(c) Any payments due from the Retrocessionaire hereunder shall be made (i) first through deduction from the FW Subaccount Balances and (ii) if there are insufficient funds in the FW Subaccount Balances, through a payment by Retrocessionaire to Retrocedant.

ARTICLE 11

CURRENCIES

11.01 Currency Conversions. This Agreement follows the original currency denominations of the Subject Business in relation to USD, GBP, EUR, CAD, SGD and JYP as paid or received. Unless otherwise specified under this Agreement, amounts received on Subject Business denominated in all other currencies shall be converted to EUR at the rate of exchange used for this purpose in the Retrocedant’s books.

11.02 Rate of Exchange used in the Retrocedant’s Books. The date of the rate of exchange used in the Retrocedant’s books shall be the date imposed by the Retrocedant’s general corporate rules of accounting that states, inter alia, that:

(a) the rate of exchange used in the fourth calendar quarter account is the rate of exchange used for balance sheet purposes, that is, the rate of exchange in force on October 31st (or closest Business Day);

(b) the rate of exchange used in the first, second and third calendar quarter accounts is the rate of exchange provisionally used for balance sheet purposes, that is, the rate of exchange in force on the previous year’s technical accounting closing process; and

(c) The official source of rates of exchange used by the Retrocedant are those published by the Banque de France in its daily fixing (14.15 Paris time, on a given Business Day).

11.03 Modifications to Rate of Exchange used in the Retrocedant’s Books. The Retrocedant shall provide written notice to the Retrocessionaire of any modifications to the Retrocedant’s general corporate rules of accounting as set out in Section 11.02. Such modifications shall apply to currency conversions pursuant to this Agreement 30 days following the date upon which notice is deemed to have been given.

ARTICLE 12

OFFSET

12.01 Offset. (a) Notwithstanding any provision of this Agreement to the contrary, any debts or credits, regardless of when they arose, in favor of or against the Retrocedant or the Retrocessionaire are deemed mutual debts or credits, as the case may be, and shall be offset, and only the net balance shall be allowed or paid. However, in the event of the insolvency of either Party, offset shall only be allowed in accordance with applicable laws.

(b) While this Agreement is in effect, offset pursuant to this Section shall not override the express requirements of Articles 6 and 7 regarding circumstances when amounts are to be offset against the FW Subaccount Balance(s).

ARTICLE 13

THIRD PARTY RIGHTS

13.01 No Third Parties. This Agreement is for the sole benefit of the Parties to this Agreement and does not give rise to or create any legal, equitable or other right, entitlement, remedy, claim or benefit enforceable by any person not a party to this Agreement and nor shall it create any legal relation(s) directly with either the Retrocedant or the Retrocessionaire and any other person not a party to this Agreement.

ARTICLE 14

ERRORS AND OMISSIONS

14.01 Errors and Omissions. Any inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability which would have attached, had such delay, error or omission not occurred, provided always that such liability is not accelerated or increased in any way and provided, further, that any such delay, error or omission is rectified as soon as possible after discovery. For the avoidance of doubt, this Article shall not constitute a waiver of any of the Parties’ rights or remedies under this Agreement, nor shall it prevent the Parties from exercising such right or remedy in the future.

ARTICLE 15

DUTY OF COOPERATION

15.01 Duty of Cooperation. (a) Each Party hereto shall cooperate fully with the other Party in all reasonable respects in order to accomplish the objectives of this Agreement. The Parties further agree that each will provide, at its own expense, to the other Party to this Agreement such cooperation and assistance as is reasonably necessary to respond to requests made by any governmental authority having regulatory jurisdiction over a Party in connection with any financial examination or other investigation, inquiry or proceeding relating to a Party hereto, such cooperation and assistance to include, without limitation, making appropriate personnel and records available to such governmental authority and making copies, at its own expense, reasonably necessary to respond to requests or inquiries from such governmental authority.

(b) Each Party hereto shall, to the extent this would not materially adversely affect such Party, take such commercially reasonable steps upon the request and at the cost and expense of the other Party as may be necessary to preserve the statutory accounting treatment of this Agreement at the date hereof, including through trust or similar arrangements. The Parties acknowledge that they believe that as of the date of this Agreement (assuming that prior to and immediately subsequent to such transfer there is no event or circumstance which could be expected to result in a General Insolvency Event or similar event with respect to either Party), a transfer of the assets in the FW Subaccount Balances to Retrocessionaire and a simultaneous pledge, on terms satisfactory to Retrocedant, of such assets to Retrocedant would not, in and of itself, materially adversely affect either Party, it being agreed that the foregoing shall not be binding on either Party for purposes of implementing this paragraph (b) after the date hereof, nor the basis for any other liability, action or inaction hereunder.

ARTICLE 16

GOVERNING LAW AND JURISDICTION

16.01 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of France and without giving effect to conflicts of law principles.

16.02 Dispute Resolution. Any dispute arising out of or relating to this Agreement, including the breach, termination or invalidity thereof (each, a “Dispute”), shall initially be submitted for resolution pursuant to the applicable provisions of the Master Agreement.

16.03 Jurisdiction. Subject to Section 16.02, all Disputes shall be subject to the exclusive jurisdiction of the competent courts within the jurisdiction of the court of appeals of Paris.

ARTICLE 17

GENERAL PROVISIONS

17.01 Notices. Any notice or other communication required or permitted hereunder shall be made in accordance with the Master Agreement.

17.02 Invalidity. If any provision of this Agreement should be found to be illegal, invalid or unenforceable, such provision shall be severable and its illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of other provisions, unless the whole Agreement is rendered illegal, invalid, unenforceable or incapable of performance or the illegality, invalidity or unenforceability of such provision frustrates the intent of the Parties or the purpose of this Agreement. In the event of the foregoing, the Parties shall negotiate in good faith to replace such illegal, invalid or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed in such illegal, invalid or enforceable provision.

17.03 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right hereunder may be assigned by any Party without the prior written consent of the Retrocessionaire and the Retrocedant affected thereby, which consent shall not be unreasonably withheld.

17.04 Modification; Waiver. This Agreement may be modified in any manner and at any time only by a duly authorized written instrument executed by an executive officer of each of the Parties hereto. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Any of the terms and conditions of this Agreement may be waived at any time by Retrocedant or

Retrocessionaire by the duly authorized writing of the Party entitled to the benefit of such term or condition. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or non-fulfillment on a future occasion. Unless expressly provided otherwise herein, all remedies, whether under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

17.05 Headings. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

17.06 Schedules. All Schedules to this Agreement are deemed to be integrated in and to form part of this Agreement in the form and substance from time to time agreed upon between the Parties concerned in writing.

17.07 Entire Agreement. This Agreement, together with the Purchase Agreement, the Master Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to its subject matter and shall supersede all previous agreements and understandings, representations and discussions, written or oral.

IN WITNESS WHEREOF, the Retrocedant and the Retrocessionaire have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Date and Place:	AXA RE

Name:
Title:

Date and Place:	PARIS RE

Name:
Title:

SCHEDULE 1.01A

EXCHANGE RATES

Exchange rates
CAD	0.731797
EUR	1.000000
GBP	1.485443
JPY	0.007042
SGD	0.504134
USD	0.848536

SCHEDULE 1.01B

INURING AXA RE RETROCESSION AGREEMENTS

[See attached disc of Inuring Policies]

SCHEDULE 2.01A

SUBJECT BUSINESS

All Policies entered into by or on behalf of the Retrocedant under the brand name “AXA”, “AXA RE” or otherwise which were written prior to 23:59 Paris time on the First Closing Date, other than (i) business that gave rise to discounted life reserves prior to January 1, 2006 which are excluded from the Companies Reserves (as defined in the Reserve Agreement) and (ii) any Policies bound, issued, written, agreed or renewed through the Retrocedant’s reinsurance branch offices in Canada in force at such time.

[See attached disc of Policies]

SCHEDULE 5.01

EXPLANATORY MEMORANDUM REGARDING CALCULATION OF INITIAL

PREMIUM AND INITIAL PRINCIPAL AMOUNTS

This explanatory memorandum is included for illustrative purposes only and sets forth the principles which were applied to calculate the Initial Premium as of January 1, 2006 with respect to all Policies included in the Subject Business. The following principles were applied:

•	Unearned premium reserves net of Inuring AXA RE Retrocession Agreements; plus

•

Claims reserves and other reserves, including losses that have been incurred but not reported or incurred but not enough reported net of Inuring AXA RE Retrocession Agreements but excluding unallocated loss adjustment expenses; plus

•	Future policy benefit and other policy liabilities but excluding unallocated loss adjustment expenses; minus

•	Unearned commission net of Inuring AXA RE Retrocession Agreements; minus

•	Premiums to be written net of Inuring AXA RE Retrocession Agreements; plus

•	Commissions to be written net of Inuring AXA RE Retrocession Agreements.

The amounts were determined in accordance with French GAAP and in a manner consistent with the Retrocedant’s regular and customary practices and procedures consistently applied.

The following schedule details amounts of Initial Premium and Initial Principal Amounts as of January 1, 2006.

INITIAL PREMIUM (in million euros)	TOTAL
2,309
Cession of AXA RE claims reserves net of other reinsurance	2,357
Cession of AXA RE unearned premiums net of other reinsurance	360
Cession of AXA RE unearned commissions net of other reinsurance	(80)
Cession of AXA RE premiums to be written net of other reinsurance	(445)
Cession of AXA RE commissions to be written net of other reinsurance	118

INITIAL PRINCIPAL AMOUNT	TOTAL
2,292
Initial Premium	2,308.7
Reinsurance and Retrocession receivables	382.2
Bad debts	22.6
Reinsurance and Retrocession payable	(421.4)

SCHEDULE 6.04(f)

FEES PAYABLE PURSUANT TO THE ISSUANCE AGREEMENT

In respect of the Rating Guarantee, €2.5 million per quarter, except that each of the first four quarterly payments shall be €50.000.